Exhibit 10.1
Asana
633 Folsom Street, Suite 100
San Francisco, CA 94107

June 23, 2025
Daniel Rogers

Dear Daniel,

Welcome to Asana, Inc., a Delaware corporation (the “Company”). This letter sets out the terms and conditions of your employment.

1.CEO POSITION. You will serve in a full-time capacity as an employee at the Company starting on July 21, 2025 and, subject to approval by the Company’s Board of Directors (the “Board”), as Chief Executive Officer, effective July 21, 2025 reporting to the Board, working at our facility located in San Francisco, California. Subject to the other provisions of or referred to in this letter agreement, we may change your position, duties, and work location from time to time at our discretion.

2.BOARD POSITION. Subject to the recommendation of the Nominating and Corporate Governance Committee of the Board and approval of the Board, upon your assumption of your role as Chief Executive Officer, you will be appointed to the Board serving in the Class III cohort that is currently scheduled for nomination and stockholder approval at the 2026 Annual Meeting of Stockholders. Notwithstanding any other agreement or understanding to the contrary, you will not receive any compensation for your Board membership while you are serving as Chief Executive Officer. You also agree that in the event you cease to serve as the Company’s Chief Executive Officer, if requested by the Board, you will tender your resignation from the Board promptly upon such request.

3.EMPLOYEE BENEFITS. As a regular employee of the Company, you are eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Subject to the other provisions of this letter agreement, we may change compensation and benefits from time to time at our discretion.

4.CASH COMPENSATION. Your annual base salary is Six Hundred Fifty Thousand Dollars ($650,000.00), payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to earn a discretionary performance bonus for each fiscal year of the Company (“Annual Bonus”). Your target Annual Bonus will be equal to 100% of your annual base salary. The actual Annual Bonus payment (which may range from zero to 150% of your annual base salary) will be based on the achievement of performance targets to be determined by the Board, which targets will be set by the Board in its sole discretion promptly after the beginning of each fiscal year. For fiscal year 2026, we will guarantee your Annual Bonus payment at Six Hundred Fifty Thousand Dollars ($650,000.00), prorated based on the number of days that you are employed by the Company during fiscal year 2026. Any Annual Bonus payment for a given fiscal year (including your Annual Bonus payment for fiscal year 2026) will be paid within 2½ months after the close of that fiscal year, but only if you are still providing services to the Company at the time of payment (except you shall remain eligible to receive a pro rata bonus or your target bonus in the event of certain covered

Exhibit 10.1
terminations of employment as set forth in Section 8 below). The determinations of the Board with respect to your Annual Bonus will be final and binding.

5.EQUITY. Subject to the approval of the Board or a sub-committee thereof, you will be granted a number of restricted stock units (“RSUs”) with a total grant date value of Eighteen Million Two Hundred Thousand Dollars ($18,200,000.00) and a target number performance-based restricted stock units (“PSUs”) with a total grant date value of Sixteen Million Eight Hundred Thousand Dollars ($16,800,000.00). The number of RSUs and PSUs to be granted will be calculated based on the average closing share price of the Company’s Class A Common Stock on each trading day for the month of June 2025. The maximum number of PSUs eligible to vest shall be equal to 200% of the target number of PSUs. The RSU and PSU grants will be subject to the terms and conditions applicable to RSUs and PSUs granted under the Company’s 2020 Equity Incentive Plan (the “Equity Incentive Plan”), respectively, and as described in the Equity Incentive Plan and the applicable award agreements that you will be required to sign as a condition of the grants.

Generally, the RSU grant will vest over three years with 40% of the RSUs vesting on the first anniversary of your vesting commencement date (as approved by the Board, the “VCD”), and the remainder to vest in eight quarterly installments over the remaining two-year period (7.5% each installment) beginning on the date that is three months following the first anniversary of the VCD, in each case, subject to your continuous service through the applicable vesting date.

Generally, the PSU grant will be eligible to vest in three tranches based on revenue growth (weighted at 20%) and relative total shareholder return (“rTSR”) (weighted at 80%) as follows: the first 20% of the maximum number of PSUs shall be eligible to vest based on revenue growth and rTSR over the first four quarters following the grant date, an additional 40% of the maximum number of PSUs shall be eligible to vest based on revenue growth and rTSR over the next four quarters following the first anniversary of the grant date, and the remaining 40% of the maximum number of PSUs shall be eligible to vest based on revenue growth and rTSR over the next four quarters following the second anniversary of the grant date, and in each case, such quarterly periods need not coincide with the Company’s fiscal year. With respect to the target number of PSUs in each tranche, performance below the 25th percentile will result in 0% vesting, performance at the 25th percentile will result in 50% vesting, performance at the 50th percentile will result in 100% vesting, and performance at the 75th percentile or above will result in 200% vesting, with linear interpolation between performance levels, and in each case, subject to your continuous service through the applicable vesting date.

In the event of a Change in Control (as defined in the Equity Incentive Plan) in which the PSUs are assumed or substituted, the outstanding PSUs allocated to any tranche for which the performance period has not been completed as of the date of the Change in Control shall be converted into time-based restricted stock units based on the deemed achievement of any performance conditions at the higher of target performance and actual performance levels (measured as of the Change in Control) and remain eligible to vest subject to your continuous service through the original vesting dates (except as provided in Section 8 below).

You will also have stock ownership guidelines, as set forth in the Company’s Corporate Governance Guidelines, that are a multiple of your annual base salary that you will be expected to achieve over five years.

Exhibit 10.1

6.CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AGREEMENT AND CODE OF CONDUCT AND ETHICS. As a condition of your employment with the Company, you are required to sign the enclosed Company standard Confidential Information and Invention Assignment Agreement. In addition, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook and Code of Conduct and Ethics.

7.PERIOD OF EMPLOYMENT. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This remains the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company or a duly authorized member of the Board. As required by law, this offer is subject to satisfactory proof of your right to work in the United States and acceptable background check.

8.SEVERANCE. You will be eligible for severance benefits under the terms and conditions of the Company’s Executive Severance and Change in Control Benefit Plan (the “Executive Severance Plan”); provided that, for purposes of your participation in the Executive Severance Plan, Sections 4 and 5 shall read as follows:

“4. Severance Benefits.

4.1. Covered Termination Outside of the Change in Control Period. If, at any time other than during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to such Covered Employee’s compliance with Section 6, such Covered Employee shall receive the following Severance Benefits from the Company:
4.1.1. Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to twelve months of Covered Employee’s annual base salary. The cash amount shall be paid, less applicable tax withholdings, in a single lump sum payment on the 60th day following the Termination Date.

4.1.2. Pro Rata Bonus. The Covered Employee shall receive a pro-rata bonus equal to the product of (a) the actual bonus for the fiscal year in which the Termination Date occurs, as determined by the Board based on actual performance for the year relative to the preestablished targets, (b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Termination Date and the denominator of which is 365. The pro-rata bonus shall be paid, less applicable tax withholdings, in a single lump sum payment when annual bonuses for such fiscal year are paid to the Company’s executive officers (and in any event within 2½ months after the close of that fiscal year).

4.1.3. COBRA Premium Payment. The Covered Employee shall receive a cash payment in an amount equal to (i) the monthly cost of group health insurance coverage under COBRA for the Covered Employee and his or

Exhibit 10.1
her covered dependents (determined based on the Covered Employee’s group health insurance coverage, if any, provided by the Company or an Affiliate as of the Termination Date) multiplied by (ii) twelve. The cash amount shall be paid, less applicable tax withholdings, in a single lump sum payment on the 60th day following the Termination Date.

4.1.4. Equity Vesting. Each of the Covered Employee’s then-outstanding unvested restricted stock units subject to the Covered Employee’s initial award of restricted stock units shall accelerate and become vested with respect to that number of shares of Company stock subject to such award multiplied by a fraction, the numerator of which is the number of completed months of the Covered Employee’s continuous service with the Company and the denominator of which is 36. Each of the Covered Employee’s then-outstanding unvested performance-based restricted stock units (or other performance awards) shall expire and terminate and be forfeited in full without consideration. Subject to Section 6, the accelerated time-based vesting described in this paragraph shall be effective as of the Termination Date. Notwithstanding anything herein to the contrary, nothing in the Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.

5. Change in Control Severance Benefits.

5.1. Covered Termination During the Change in Control Period. If, at any time during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to the Covered Employee’s compliance with Section 6, the Covered Employee shall receive the following Severance Benefits from the Company:

5.1.1. Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to the sum of the Covered Employee’s (i) one and one-half times the Covered Employee’s annual base salary (18 months) and (ii) one and one-half times the Covered Employee’s target annual bonus for the year (18 months) in which the Termination Date occurs. The cash amount shall be paid, less applicable tax withholdings, in a single lump sum payment on the 60th day following the Termination Date.

5.1.2. COBRA Premium Payment. The Covered Employee shall receive a cash payment in an amount equal to (i) the monthly cost of group health insurance coverage under COBRA for the Covered Employee and his or her covered dependents (determined based on the Covered Employee’s group health insurance coverage, if any, provided by the Company or an Affiliate as of the Termination Date) multiplied by (ii) eighteen. The cash amount shall be paid, less applicable tax withholdings, in a single lump sum payment on the 60th day following the Termination Date.

5.1.3. Equity Vesting. Each of the Covered Employee’s then-outstanding unvested restricted stock units (or other time-based equity awards) shall accelerate and become fully vested, and, solely with respect to a

Exhibit 10.1
termination during the Change in Control Period that occurs on or prior to a Change in Control, each of the Covered Employee’s then-outstanding unvested performance-based restricted stock units (or other performance awards) shall accelerate (based on the deemed achievement of any performance conditions at the higher of target performance and actual performance levels) and become fully vested. Subject to Section 6, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. Notwithstanding anything herein to the contrary, nothing in the Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.”

9. DEATH/DISABILITY. In the event your continuous service is terminated due to your death or Disability (as defined in the Equity Incentive Plan), (a) one hundred percent (100%) of any unvested RSUs (or other time-based equity awards) held by you immediately prior to such termination shall immediately vest on the termination date; and (b) the Company shall provide you and/or your covered dependents, as applicable, continued health and medical insurance coverage for a period of 12 months following the termination date.

10.INDEMNIFICATION. You will be provided with indemnification to the maximum extent permitted by law by the Company’s directors and officers insurance policies, if any, and pursuant to the Company’s standard form of Indemnification Agreement for its officers.

11.AMENDMENT. This letter agreement (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company or a duly authorized member of the Board.

12.ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law,

Exhibit 10.1
including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this letter shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.LEGAL ADVICE AND FEE REIMBURSEMENT. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter. The Company will reimburse reasonable legal fees up to Forty Thousand Dollars ($40,000.00) for the review and negotiation of this letter and associated documentation, including the Confidential Information and Invention Assignment Agreement. Any such reimbursement will be made following your timely presentation of appropriate documentation itemizing such expenses in reasonable detail. Any reimbursements will be made within thirty (30) days of such substantiation.
* * *
This letter, together with your Confidential Information and Invention Assignment Agreement, equity agreements, and other agreements referenced herein), forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Exhibit 10.1
Sincerely,

/s/ Dustin Moskovitz
Dustin Moskovitz Chief Executive Officer & Chair of the Board of Directors

ACCEPTED AND AGREED TO:

/s/ Daniel Rogers
Daniel Rogers

Dated: June 23, 2025